Exhibit 23.1

Consent of Independent Auditor

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Virginia Beach, Virginia

We hereby consent to the incorporation by reference in this Registration Statement of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries, of our report dated January 9, 2015, with respect to the Combined Balance Sheet, Combined Statement of Revenues and Certain Operating Expenses, Combined Statements of Equity, and Combined Statements of Cash Flows of Wheeler Interests, LLC, Wheeler Real Estate LLC and WHLR Management, LLC for the year ended December 31, 2013, of each of our reports dated March 24, 2015, with respect to the Statements of Revenues and Certain Operating Expenses of Alex City Marketplace and Pierpont Centre for the year ended December 31, 2013, of our report dated May 14, 2015, with respect to the Statement of Revenues and Certain Operating Expenses of Butler Square for the year ended December 31, 2014, of each of our reports dated July 1, 2015, with respect to the Statements of Revenues and Certain Operating Expenses of Beaver Ruin Village and Beaver Ruin Village II for the year ended December 31, 2014, of our report dated July 13, 2015, with respect to the Statements of Revenues and Certain Operating Expenses of Brook Run for the years ended December 31, 2014 and 2013, of our report dated July 17, 2015, with respect to the Statements of Revenues and Certain Operating Expenses of Chesapeake Square for the years ended December 31, 2014 and 2013, of our report dated August 11, 2015, with respect to the Combined Statement of Revenues and Certain Operating Expenses of Cardinal Plaza, Franklinton Square, and Nashville Commons for the year ended December 31, 2014, and of each of our reports dated September 22, 2015, with respect to the Statements of Revenues and Certain Operating Expenses of Parkway Plaza and Grove Park Shopping Center for the year ended December 31, 2014.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

October 2, 2015